EXHIBIT 99.1

– FOR IMMEDIATE RELEASE —

MEDIA CONTACT:

Eric Goldman, Neale-May & Partners

Vice President

212-213-5400x202

egoldman@nealemay.com

INVESTOR RELATIONS CONTACT:

Alison Tanner, CFA

Chief Strategist

954-360-9022

alison@eDiets.com

eDiets.com® Reports Q4 Results

Subscriber Profitability Drives Positive 2005 Outlook

DEERFIELD BEACH, FL February 24, 2005 – eDiets.com, Inc. (NASDAQ: DIET), a leading online diet and healthy living destination, today announced fiscal fourth quarter and full year results for the period ended December 31, 2004.

2004 Financial Highlights

•	Revenue increased 18% versus 2003

•	Sales and marketing expense dropped from 103% of revenues in the first half of 2004 to 71% in Q4; cost per newly acquired subscriber dropped 14% over the same period

•	Profit margin on the average newly acquired subscriber turned positive in Q4

•	Losses narrowed dramatically in the second half of 2004, reaching a near-breakeven level in Q4

“Higher online ad rates significantly impacted our first half results in 2004, and we responded with tactical changes to the business that increased revenue per subscriber and decreased our cost to acquire a subscriber,” commented David Humble, CEO of eDiets.com. “Our outlook for 2005 is positive as subscribers acquired in the latter half of Q4 are tracking to be profitable over the terms of their subscriptions, and that trend has continued into this year.”

Revenue for the fourth quarter of fiscal 2004 and the full year totaled $11.1 million and $45.4 million, increases of 2.8% and 18.5%, respectively, versus the comparable prior year periods. Growth in the average subscriber base contributed to revenue growth in all quarters.

Net loss totaled $59,000, or $0.00 per share, for the fourth quarter of fiscal 2004 compared to net income of $1.1 million, or $0.06 per share, in the fourth quarter of fiscal 2003. For the full year, eDiets.com reported a net loss of $9.9 million, or $0.49 per share, compared to a net loss of $1.7 million, or $0.10 per share for 2003. 87% of company’s net loss in fiscal 2004 occurred during the first half of the year.

Total expenses, including advertising, totaled $11.2 million for the fourth quarter of fiscal 2004 compared to $9.7 million in the comparable prior year period. The increase was due to modest growth in sales and marketing investments as well as the consolidation of eDiets Europe Ltd. beginning in July 2004. For the full year expenses totaled $55.5 million compared to $40.3 million for 2003, with the increase primarily related to the successful launch of a television advertising program in the second quarter. 2004 marked the company’s first extensive use of television as part of its media mix.

Cash used in operations for fiscal 2004 totaled $7.7 million compared to cash flow from operations of $2.9 million for 2003. The change in cash flow from operations relates primarily to the net losses recognized in 2004.

2004 Operating Highlights

•	Launched six additional branded diet plans as part of the company’s “diet destination” strategy

•	Extended the “destination” strategy into fitness with the launch of Bob Greene’s Get with the Program! fitness plan

•	Launched the eDiets.com|SolutionsSM subscription service and the Online/Anytime MeetingSM

•	Licensed rights to eDiets.com’s technology for the U.K. and Ireland to Tesco.com, resulting in a new, ongoing high-margin royalty revenue stream

•	Expanded the board of directors and appointed a president and chief operating officer

Outlook

Ciaran McCourt, president and chief operating officer of eDiets.com, noted, “We are determined to improve our financial results in 2005 through a combination of subscriber growth, new products and cost containment. We will be measuring our financial progress this year based upon the following variables: year-over-year revenue growth, net income, cash from operations, sales and marketing efficiency, overhead control, the strength of our balance sheet and, as a leading indicator, the profitability of newly acquired subscribers.”

McCourt continued, “During the first quarter of 2005 we continue to increase our estimated margin on newly acquired subscribers and we forecast revenue growth of approximately 10% for the quarter. However, we plan to make the majority of our 2005 advertising investments in the first half of the year, consistent with the seasonality of the diet business, and as a result we expect to report a loss in Q1. Our full year budget calls for 12 to 15% revenue growth and positive net income before any recognition of stock option expense as we reap the benefits of the sales and marketing investments we are making today. I am firmly of the view that by improving our customer experience and the efficacy of our programs we will enhance customer satisfaction, leading to higher revenues and profits.”

Conference Call Information

The company will host a conference call for investors beginning at 10:30 a.m. Eastern Time on Thursday, February 24th. Participants may access the call by dialing 888-282-0172, passcode ‘eDiets.’ International participants may access the call by dialing 773-756-4712, passcode ‘eDiets.’ Alternatively, participants may access the webcast via the company’s Web site at www.eDiets.com/investors.

An audio replay will be available through Friday, March 11, 2005. To access the replay, please dial 203-369-1741. The webcast will also remain accessible via the company’s Web site at www.eDiets.com/investors.

About eDiets.com

eDiets.com, Inc. (NASDAQ: DIET) is a premier online diet, fitness, and healthy living destination offering professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 and as of December 31, 2004, more than 1.9 million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes Magazine spring 2004 “Best of the Web” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” in May 2004. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available 24/7. Founded in 1996 and headquartered in Deerfield Beach, FL, eDiets.com operates Web sites at www.eDiets.com and www.eFitness.com. The company also publishes eDiets “Watching Your Weight,” a personalized online interactive magazine, along with a family of industry-leading electronic newsletters that have an opt-in circulation base of over 13 million.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient outside financing, when and if required, on acceptable terms, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets targeted by the Company, the termination of contractual relationships with the Company’s brand partners which license certain brand components and other proprietary information to the Company in the creation and branding of the Company’s subscription programs, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
INCOME STATEMENT DATA:
Revenues:
Membership	$9,762	$10,316	$9,674	$39,196	$32,935
Other revenue	1,374	1,494	1,159	6,211	5,397

Total revenues	11,136	11,810	10,833	45,407	38,332

Cost and expenses:
Cost of revenue	1,792	1,526	1,437	6,437	4,701
Product development	755	657	425	2,507	1,581
Sales and marketing	7,202	9,411	6,326	39,936	28,199
General and administrative	1,255	1,392	1,358	5,645	4,476
Depreciation and amortization	238	223	190	879	1,171
Impairment of intangible assets	—	—	—	54	183

(Loss) Income from operations	(106)	(1,399)	1,097	(10,051)	(1,979)

Other income, net	44	33	—	115	13

Income tax benefit	3	3	18	33	258

Net (loss) Income	$(59)	$(1,363)	$1,115	$(9,903)	$(1,708)

Earnings (loss) per common share
Basic	$(0.00)	$(0.07)	$0.06	$(0.49)	$(0.10)

Diluted	$(0.00)	$(0.07)	$0.06	$(0.49)	$(0.10)

Weighted average common and common equivalent shares outstanding
Basic	21,076	20,633	18,017	20,091	16,675

Diluted	21,076	20,633	19,796	20,091	16,675

	Three Months Ended			Twelve Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(3,225)	$(758)	$(233)	$(7,690)	$2,917
Investing	$(538)	$3,065	$(200)	$2,066	(677)
Financing	$746	$431	$498	$8,348	1,679

	December 31, 2004	September 30, 2004	December 31, 2003
BALANCE SHEET DATA:
Cash and cash equivalents (including restricted cash)	$8,787	$12,012	$6,265
Total assets	20,140	22,841	14,143
Deferred revenue	5,844	5,957	3,945
Long-term debt (excluding capital leases)	—	—	—
Stockholders’ equity	5,296	4,558	5,950

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com